Exhibit 99.1

IPG PHOTONICS ANNOUNCES PRELIMINARY THIRD QUARTER 2018 FINANCIAL RESULTS
OXFORD, Mass. – October 5, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that it expects revenue for the third quarter ended September 30, 2018 to be approximately $355 million to $356 million, below the $360 million to $390 million guidance range the company provided on July 31, 2018. Foreign currency headwinds reduced revenue by approximately $5 million relative to the exchange rates assumed in third quarter guidance. IPG expects third quarter earnings per diluted share to be $1.83 to $1.87 including a tax benefit of approximately $0.15 related to discrete items, versus guidance of $1.80 to $2.05 per share. As IPG Photonics’ quarter-end financial review is not complete, these preliminary results are subject to adjustments.
Management Comments
"The global geopolitical and macroeconomic environment remained challenging as we progressed through the third quarter," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "These tariff and trade-related headwinds were the primary driver of weaker than expected performance for our business in China and Europe. The book-to-bill ratio during the third quarter was very slightly below 1.0. As a result of these factors, we believe full year revenue growth may be below the 7% to 9% range we provided on July 31, 2018. We will update our full year outlook when we report third quarter 2018 results on October 30, 2018."
Third Quarter 2018 Results Conference Call
IPG will release its third quarter 2018 financial results before the market opens on Tuesday, October 30, 2018. The company will hold a conference call to review these results at 10:00 am EDT that same day. To access the call, please dial 877-407-6184 in the United States or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the company’s website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, expected revenue and earnings per share for the third quarter and revenue growth for the full year. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; competitive factors, including declining average selling prices; foreign currency fluctuations; inability to manage risks associated with international customers and operations; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; changes in trade controls and trade policies; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.